                                            REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               ARVINMERITOR, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                    INDIANA                                         33-3354643
        (STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NO.)

                            ------------------------
                              2135 WEST MAPLE ROAD
                           TROY, MICHIGAN 48084-7186
                                 (248) 435-1000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                           VERNON G. BAKER, II, ESQ.
                             SENIOR VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                               ARVINMERITOR, INC.
                              2135 WEST MAPLE ROAD
                           TROY, MICHIGAN 48084-7186
                                 (248) 435-1000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
      IT IS ALSO RESPECTFULLY REQUESTED THAT THE COMMISSION SEND COPIES OF
                   ALL NOTICES, ORDERS AND COMMUNICATIONS TO:

                             DAVID C. WORRELL, ESQ.
                                BAKER & DANIELS
                           300 NORTH MERIDIAN STREET
                          INDIANAPOLIS, INDIANA 46204
                                 (317) 237-0300
                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective, when warranted by market conditions and other factors.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

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                                                            PROPOSED MAXIMUM     PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF            AMOUNT TO BE        OFFERING PRICE         AGGREGATE            AMOUNT OF
    SECURITIES TO BE REGISTERED           REGISTERED          PER UNIT(1)       OFFERING PRICE(1)     REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Debt Securities.....................     $750,000,000             100%             $750,000,000           $187,500
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED APRIL 12, 2001

PROSPECTUS

                                  $750,000,000

                               ARVINMERITOR, INC.

                                DEBT SECURITIES

                            ------------------------

     ArvinMeritor, Inc. may offer not more than $750,000,000 aggregate amount of debt securities, in one or more series from time to time, on terms to be determined at the time of sale. ArvinMeritor will provide the specific terms of these debt securities, their offering prices and how they will be offered in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 The date of this Prospectus is April   , 2001.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement filed by ArvinMeritor, Inc. with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf registration process, we may sell the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $750,000,000. This prospectus provides you with a general description of the debt securities that ArvinMeritor may offer. Each time debt securities are sold, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. It is important that you read both this prospectus and any prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information" before making any investment decision. You should also refer to the registration statement and its exhibits for further information on the debt securities.

     In this prospectus, the terms "we," "us," "our," "the Company" and "ArvinMeritor" refer to ArvinMeritor, Inc. and its subsidiaries.

                      WHERE YOU CAN FIND MORE INFORMATION

     ArvinMeritor files annual, quarterly and special reports, proxy statements and other information with the SEC in File No. 1-15983. These filings contain additional information about ArvinMeritor and are available to the public on the Internet at the SEC's website (http://www.sec.gov). You can also read and copy these filings at the SEC's public reference rooms at 450 Fifth Street, N.W. 20549 in Washington, D.C., and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows us to "incorporate by reference" the information in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents (and portions of documents) listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities described in this prospectus.

     ArvinMeritor's Annual Report on Form 10-K for the Fiscal Year Ended September 30, 2000 (2000 Form 10-K) (including parts of ArvinMeritor's 2000 Annual Report to Shareowners and Proxy Statement for the 2001 Annual Meeting of Shareowners, which are incorporated in the 2000 Form 10-K by reference);

     ArvinMeritor's Quarterly Report on Form 10-Q for the Quarterly Period Ended December 31, 2000; and

     ArvinMeritor's Current Reports on Form 8-K, dated February 22, 2001 and March 23, 2001.

     You may request a copy of these filings (excluding exhibits that are not specifically incorporated by reference in these filings), at no cost, by writing or calling us at the following address: Beth Gurnack, Vice President -- Investor Relations, ArvinMeritor, Inc., 2135 West Maple Road, Troy, Michigan, 48084, telephone number (248) 435-1000. These filings are also available on the Internet at ArvinMeritor's website (www.arvinmeritor.com).

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the securities described in this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                  ARVINMERITOR

     ArvinMeritor was incorporated in Indiana in March 2000 in connection with the merger of Arvin Industries, Inc. (Arvin) and Meritor Automotive, Inc. (Meritor). Arvin and Meritor merged into ArvinMeritor on July 7, 2000. ArvinMeritor's executive offices are located at 2135 West Maple Road, Troy, Michigan 48084. Our telephone number is (248) 435-1000.

     ArvinMeritor is a leading global supplier of a broad range of integrated systems, modules and components serving light vehicle, commercial truck, trailer and specialty original equipment manufacturers and certain aftermarkets. We serve our customers worldwide through Light Vehicle Systems (LVS), Commercial Vehicle Systems (CVS) and Light Vehicle Aftermarket (LVA). LVS supplies exhaust systems, aperture systems (primarily roof and door systems), and undercarriage systems (primarily suspension, ride control and motion control systems and wheel products) for passenger cars, light trucks and sport utility vehicles to original equipment manufacturers. CVS supplies drivetrain systems and components, including axles, brakes, and drivelines, for medium- and heavy-duty trucks, trailers and off-highway equipment and specialty vehicles. LVA supplies mufflers, exhaust and tail pipes, catalytic converters, shock absorbers, struts, clamps, hangers, automotive oil, air and fuel filters and accessories to the passenger car, light truck and sport utility aftermarket. ArvinMeritor also provides coil coating applications to the transportation, appliance, construction and furniture industries.

     The industry in which ArvinMeritor operates is cyclical in nature and has been characterized historically by periodic fluctuations in demand for vehicles for which we supply products. Declines in several of our principal markets, including commercial vehicle markets in North America and the light vehicle aftermarket, together with the impact of plant shutdowns by some North American original equipment manufacturers and currency fluctuations, had a negative effect on our financial results in fiscal year 2000, and this trend continued in the first quarter of fiscal year 2001. Please refer to the documents incorporated by reference in this prospectus for more detailed and updated information on these industry trends and their effects on ArvinMeritor.

                                USE OF PROCEEDS

     Unless a prospectus supplement provides otherwise, ArvinMeritor will use net proceeds from the sale of the securities described in this prospectus for repayment of outstanding indebtedness and other general corporate purposes. The indebtedness that could be repaid with the proceeds includes (a) commercial paper and other short-term borrowings; (b) outstanding borrowings under ArvinMeritor's $750 million 364-day credit facility with a group of banks, which expires in June 2001, or any renegotiation or extension thereof; and (c) outstanding borrowings under its $750 million revolving credit facility with a group of banks, which expires in June 2005. Indebtedness under the two bank credit facilities was incurred primarily to repay outstanding borrowings under Arvin and Meritor credit facilities at the time of the merger, and to repay $75 million of 6 7/8% Notes at maturity in February 2001. Indebtedness under these facilities bears interest at fluctuating rates based on quoted market rates, plus an applicable margin based on ArvinMeritor's credit rating.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the fiscal years ended September 30, 1996 through 2000 and for the three months ended December 31, 2000 is disclosed below. The ratios for periods ending prior to July 7, 2000, the date of the merger, reflect only the results of Meritor and its consolidated subsidiaries. The ratios for periods ending after July 7, 2000 reflect the results of Meritor and its consolidated subsidiaries prior to the merger and ArvinMeritor and its consolidated subsidiaries after the merger.

                                              FISCAL YEAR ENDED SEPTEMBER 30,
                                            ------------------------------------   THREE MONTHS ENDED
                                            1996     1997     1998   1999   2000   DECEMBER 31, 2000
                                            ----     ----     ----   ----   ----   ------------------
Ratio of Earnings to Fixed Charges(a).....  11.8(b)  12.0(b)  6.0    5.4    4.6           --(c)

---------------
(a) "Earnings" are defined as pre-tax income from continuing operations, adjusted for undistributed earnings of less than majority owned subsidiaries and fixed charges excluding capitalized interest. "Fixed charges" are defined as interest on borrowings (whether expensed or capitalized), the portion of rental expense applicable to interest, and amortization of debt issuance costs.

(b) On September 30, 1997, Rockwell International Corporation transferred its automotive businesses to Meritor and distributed all of the issued and outstanding shares of Meritor's common stock to Rockwell shareowners. The financial information presented for periods prior to September 30, 1997 has been prepared based on the combined historical financial position, results of operations and cash flows of the ongoing automotive business of Rockwell prior to the distribution, and is not necessarily indicative of what the financial position, results of operations or cash flows would have been had Meritor been an independent company during the periods presented.

(c) As a result of a loss in the first quarter of fiscal 2001, earnings were not sufficient to cover fixed charges, by an amount of $14 million.

                       DESCRIPTION OF THE DEBT SECURITIES

     The debt securities will be issued under an Indenture (Indenture), dated as of April 1, 1998, as supplemented, between ArvinMeritor (as successor to Meritor) and The Chase Manhattan Bank, as trustee (Trustee). The following is a summary of selected provisions of the Indenture, and this summary is not complete. For a fuller understanding of the terms of the debt securities, you should review the Indenture, which has been filed as an exhibit to the registration statement. In addition, the Indenture has been qualified under the Trust Indenture Act of 1939, and you should refer to that Act for provisions that apply to the debt securities. Section references in the following description are to sections of the Indenture.

GENERAL

     The Indenture provides that ArvinMeritor may issue debt securities in one or more series and does not limit the amount of debt securities that may be issued. The debt securities will be unsecured and will rank equally with ArvinMeritor's other unsecured and unsubordinated indebtedness, unless the prospectus supplement provides otherwise for a particular series. As of March 31, 2001, $500 million principal amount of debt securities was outstanding under the Indenture.

     ArvinMeritor may issue debt securities with terms different from those of debt securities previously issued. A resolution adopted by the Board of Directors will establish the following terms relating to any series of debt securities that is offered:

     - the title and principal amount of the series,

     - if other than dollars, the currency in which the series is to be denominated, the manner in which the dollar equivalent of the principal amount is to be determined upon original issuance and the currency in which any payment in respect of the series will be made (if other than in dollars),

     - the date or dates on which the principal of (and premium, if any, on) the series will be payable, or the method of determining these date(s),

     - the interest rate or rates which the series will bear (or how the rate(s) will be determined), the date from which interest will accrue, the interest payment dates for the debt securities and the record dates for interest payments if the debt securities are issued in registered form (or the method of determining any such dates), and the basis on which any interest will be calculated,

     - the place where principal of (and premium, if any) and interest, if any, on the debt securities may be payable, where any registered debt securities may be surrendered for registration of transfer and where the debt securities may be exchanged and notices and demands may be served or published,

     - the terms of redemption of the debt securities at the option of ArvinMeritor, if any,

     - the terms of any sinking fund or other provisions relating to the mandatory redemption or purchase of the debt securities by ArvinMeritor, at the option of the holder of the debt securities or otherwise,

     - the denominations in which the debt securities will be issued,

     - the portion of the principal amount of the debt securities payable if the maturity of the debt securities is accelerated,

     - whether the debt securities are to be issued in registered form, bearer form or both, with or without coupons or both, the terms on which bearer securities may be exchanged for registered securities, and the date as of which any bearer securities will be dated,

     - whether any additional amounts will be payable on the debt securities in respect of any tax, assessment or governmental charge, and whether ArvinMeritor will have the option to redeem the debt securities rather than pay such additional amounts or comply with certain additional requirements,

     - the person to whom any interest on any registered debt security will be payable, if other than the person in whose name it is registered at the close of business on the regular record date, the manner in which any interest on any bearer debt security will be payable, if other than upon presentation and surrender of the coupons appertaining thereto as they mature, and the manner in which interest payable on an interest payment date on any temporary global security will be paid,

     - any additions or changes to the events of default or covenants set forth in the Indenture that will be applicable to the series of debt securities,

     - the application, if any, of the defeasance or covenant defeasance provisions of the Indenture to the debt securities,

     - the designation of the initial exchange rate agent, if applicable,

     - if other than the Trustee, the identity of the trustee, authenticating agent, security registrar and/or paying agent, and

     - any other terms of the debt securities. (Section 3.01.)

     A prospectus supplement will set forth these terms with respect to any series of debt securities that is offered. The prospectus supplement will also state whether the series of debt securities will be issued in the form of a global security and, if so, the applicable terms (see "Global Securities" below). Additional provisions of the Indenture, such as interest rate reset and extension provisions, may be made applicable to the debt securities and described in the prospectus supplement.

     ArvinMeritor may issue debt securities at a discount below their principal amount. U.S. federal income tax considerations and other information that applies to debt securities sold at an original issue discount may be described in the prospectus supplement. In addition, ArvinMeritor may issue debt securities that are denominated or payable in a currency other than United States dollars. Important U.S. federal income tax or other tax considerations that apply to these debt securities may be described in the prospectus supplement.

     Except as may otherwise be described in the applicable prospectus supplement, the covenants contained in the Indenture will not afford holders of debt securities protection in the event of a leveraged buyout or other highly leveraged transaction involving ArvinMeritor.

FORM AND DENOMINATIONS

     A particular series of debt securities may be issued as registered securities, as bearer securities or as both registered and bearer securities. Unless otherwise provided in the applicable prospectus supplement, registered securities are issued in denominations of any whole multiple of $1,000 and bearer securities are issued in denominations of any whole multiple of $10,000. The Indenture provides that debt securities of a series may be issued in global form, in any denomination. See "Global Securities" below. Unless otherwise indicated in the applicable prospectus supplement, bearer securities (other than global securities) will have interest coupons attached. (Sections 2.01 and 3.02.)

     Issuance of bearer debt securities is subject to limitations, as described below under "Limitations on Issuance of Bearer Securities." In particular, on original issuance, bearer debt securities may not be mailed or delivered within the United States and will be delivered only to a person who provides written certification as provided in the Indenture. (Section 3.03.)

REGISTRATION, TRANSFER AND EXCHANGE

     A holder may exchange registered debt securities for other registered debt securities of the same series, in authorized denominations and with the same principal amount and terms. If debt securities of any series may be issued in both registered and bearer form, the holder may, subject to applicable laws, exchange bearer debt securities for registered debt securities of the same series, in authorized denominations and with the same principal amount and terms. All unmatured coupons, and all matured coupons in default, must be surrendered with the bearer debt security, with one exception. If a holder surrenders bearer debt securities in exchange for registered debt securities of the same series after a record date for the payment of interest and before the interest payment date, the bearer debt securities will be surrendered without the coupon relating to such interest payment. Interest will not be payable in respect of the registered debt security issued in exchange for such bearer debt security, and will be payable only to the holder of the coupon when due in accordance with the terms of the Indenture. Unless otherwise specified in the prospectus supplement relating to a particular series, bearer debt securities will not be issued in exchange for registered debt securities. (Section 3.05.)

     Debt securities may be exchanged, and a transfer of registered debt securities may be registered, at the office of the security registrar. ArvinMeritor may also designate a transfer agent for this purpose for any series of debt securities. No service charge will be made for any exchange or transfer, but payment of any taxes or other governmental charges will be required. (Section 3.05.) ArvinMeritor may change the place for exchange and registration of transfer, and may rescind any designation of a transfer agent, at any time. If debt securities of a series are issuable in registered form, ArvinMeritor will be required to maintain a transfer agent in each place of payment for that series. If debt securities of a series are issuable in bearer form, ArvinMeritor will be required to maintain (in addition to the security registrar) a transfer agent in a place of payment for that series located outside the United States. ArvinMeritor may at any time designate additional transfer agents with respect to any series of debt securities. (Section 10.02.)

     If debt securities of a particular series are to be redeemed, ArvinMeritor will not be required to issue, exchange or register the transfer of:

     - any debt securities of that series, during a period beginning 15 days before selection of debt securities to be redeemed and ending at the close of business on the day the redemption notice is mailed (in the case of registered debt securities) or the day the notice of redemption is first published (in the case of bearer debt securities);

     - any registered debt security selected for redemption, except the unredeemed portion of any debt security being redeemed in part; or

     - any bearer debt security selected for redemption unless it is exchanged for a registered debt security of that series and the registered debt security is then surrendered for redemption. (Section 3.05.)

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     In compliance with U.S. federal tax laws and regulations, bearer debt securities may not be offered, sold, resold or delivered in connection with their original issuance in the United States or to United States persons, other than to certain foreign branches of United States financial institutions and persons acquiring debt securities through such foreign branches. Any underwriters, agents and dealers participating in the offering of bearer debt securities must agree that they will comply with these requirements and that they will send a confirmation to each purchaser of a bearer security confirming that such purchaser complies with these requirements and, if such purchaser is a dealer, that it will send similar confirmations to purchasers from it.

     Bearer debt securities and any related coupons will bear a legend substantially to the effect that any United States person who holds the debt security will be subject to limitations under the United States income tax laws. Among other things, these tax laws provide that holders that are United States persons generally will not be entitled to deduct any loss on bearer debt securities and must treat any gain realized on their sale or other disposition (including payment of principal) as ordinary income.

     The term "United States person" means a citizen or resident of the United States, an entity organized in or under the laws of the United States or any of its political subdivisions (other than certain partnerships that are not treated as United States persons under applicable Treasury regulations), and an estate or trust the income of which is subject to United States federal income taxation regardless of its source. The term "United States" means the United States (including the states and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

PAYMENT AND PAYING AGENTS

     Unless otherwise provided in the applicable prospectus supplement, payments with respect to registered debt securities will be made at the office of the Trustee at 450 West 33rd Street in New York, New York. However, ArvinMeritor may choose instead to pay interest on registered debt securities by (i) check mailed to the address of the registered owner or (ii) transfer to an account located in the United States maintained by the registered owner. (Sections 3.07, 10.01 and 10.02.) Unless otherwise provided in the prospectus supplement, each interest payment on registered debt securities will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest payment. (Section 3.07.)

     Payments with respect to bearer debt securities will be made at locations outside the United States described in the applicable prospectus supplement. ArvinMeritor is required to maintain an office or agency for this purpose, and may also be required to maintain offices in locations required by a stock exchange on which the debt securities are traded. (Section 10.02.) Unless otherwise provided in the applicable prospectus supplement, payments on bearer debt securities may be made, at the holder's option, by (i) check in the currency designated by the bearer debt security delivered to an address outside the United States or (ii) transfer to an account in such currency maintained with a bank located outside the United States by the person entitled to payment. (Sections 3.07 and 10.02.) Unless otherwise provided in the prospectus supplement, payment of interest on any bearer debt securities on or before maturity will be made only against surrender of coupons as they mature. (Section 10.01.)

     Unless otherwise provided in the applicable prospectus supplement, no payment with respect to any bearer security will be made at any office or agency of ArvinMeritor in the United States or by check mailed to an address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments on bearer securities payable in dollars may be made at an office of ArvinMeritor's paying agent in the United States if payment of the full amount thereof in dollars at all offices outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, and the Trustee has received an opinion of counsel that such payment within the United States is legal. (Sections 3.07 and 10.02.)

     ArvinMeritor may from time to time designate additional offices or agencies for payment with respect to any debt securities, approve a change in the location of any such office or agency and, except as provided above, rescind the designation of any such office or agency. (Section 10.02.)

     Payments on any debt securities that are payable in a currency other than dollars may be made in dollars in certain circumstances when that currency is no longer used. (Section 3.10.) The prospectus supplement for any such debt securities will describe the circumstances in which this will occur.

     Any moneys held for payment of principal of (or premium, if any) or interest, if any, on any debt security or coupon that are unclaimed at the end of two years after such payment becomes due and payable will be repaid to ArvinMeritor upon its request. Thereafter, the holder of such debt security or coupon will look only to ArvinMeritor for payment. (Section 10.03.)

CERTAIN DEFINITIONS

     For purposes of the description of the covenants and other provisions in the Indenture:

     "Subsidiary" means a corporation of which ArvinMeritor directly or indirectly owns sufficient shares of voting stock to elect a majority of the board of directors. (Section 1.01.)

     "Restricted Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary. "Wholly-owned Restricted Subsidiary" means a Restricted Subsidiary of which ArvinMeritor directly or indirectly owns all of the outstanding capital stock and all of the Funded Debt. (Section 1.01.)

     "Unrestricted Subsidiary" means any Subsidiary designated as such from time to time by ArvinMeritor. (Section 1.01.) Unrestricted Subsidiaries will not be restricted by the various provisions of the Indenture applicable to Restricted Subsidiaries, and the debt of Unrestricted Subsidiaries will not be consolidated with that of ArvinMeritor and its Restricted Subsidiaries in calculating Consolidated Funded Debt under the Indenture.

     "Consolidated Funded Debt" means the Funded Debt of ArvinMeritor and its Restricted Subsidiaries, determined in accordance with generally accepted accounting principles. "Funded Debt" means (a) indebtedness for money borrowed having a maturity of more than 12 months, (b) certain obligations in respect of lease rentals and (c) the higher of the par value or liquidation value of preferred stock of a Restricted Subsidiary that is not owned by ArvinMeritor or a Wholly-owned Restricted Subsidiary, but, in the case of ArvinMeritor, does not include certain debt subordinate to the debt securities. (Section 1.01.)

     "Secured Debt" means indebtedness for money borrowed (other than indebtedness among ArvinMeritor and Restricted Subsidiaries), which is secured by a mortgage or other lien on any Principal Property of ArvinMeritor or a Restricted Subsidiary or a pledge, lien or other security interest on the stock or indebtedness of a Restricted Subsidiary. (Section 1.01.)

     "Principal Property" includes any real property (including buildings and other improvements) of ArvinMeritor or any Restricted Subsidiary, owned at the date of the Indenture or thereafter acquired (other than any pollution control facility, cogeneration facility or small power production facility acquired after the date of the Indenture), which (i) has a book value in excess of 2.5% of Consolidated Net Tangible Assets and (ii) in the opinion of the Board of Directors is of material importance to the total business conducted by ArvinMeritor and its Restricted Subsidiaries as a whole. (Section 1.01.)

     "Consolidated Net Tangible Assets" means, at any date of computation, the total amount of consolidated assets of ArvinMeritor and its consolidated subsidiaries, less the sum of (a) all current liabilities, except for (i) any short-term debt, (ii) any current portion of long-term debt and (iii) any current portion of obligations under capital leases, and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense (less unamortized debt premium) and other like intangibles as shown on a balance sheet of ArvinMeritor and its consolidated subsidiaries prepared not more than 90 days prior to the date of computation, in all cases computed in accordance with generally accepted accounting principles. (Section 1.01.)

     "Sale and Lease-Back Transaction" means, subject to certain exceptions, sales or transfers of any Principal Property owned by ArvinMeritor or any Restricted Subsidiary which has been in full operation for more than 180 days prior to such sale or transfer, where ArvinMeritor or such Restricted Subsidiary has the intention of leasing back such property for more than 36 months but discontinuing the use of such property on or before the expiration of the term of such lease. (Section 10.06.)

COVENANTS

     Limitations on Liens. ArvinMeritor and its Restricted Subsidiaries are prohibited from creating, incurring, assuming or suffering to exist any Secured Debt without equally and ratably securing the outstanding debt securities. These restrictions do not apply to:

     - Secured Debt existing at the date of the Indenture;

     - liens on property acquired or constructed after the date of the Indenture by ArvinMeritor or a Restricted Subsidiary and created contemporaneously with, or within twelve months after, such acquisition or the completion of such construction to secure all or any part of the purchase price of such property or the cost of such construction;

     - mortgages on property of ArvinMeritor or a Restricted Subsidiary created within twelve months of completion of construction of a new plant or plants on such property to secure all or part of the cost of such construction;

     - liens on property existing at the time such property is acquired;

     - liens on stock acquired after the date of the Indenture by ArvinMeritor or a Restricted Subsidiary if the aggregate cost of all such stock does not exceed 15% of Consolidated Net Tangible Assets;

     - liens securing indebtedness of a successor corporation to ArvinMeritor to the extent permitted by the Indenture;

     - liens securing indebtedness of a Restricted Subsidiary outstanding at the time it became a Restricted Subsidiary;

     - liens securing indebtedness of any person outstanding at the time it is merged with or substantially all its properties are acquired by ArvinMeritor or any Restricted Subsidiary;

     - liens on property or on the outstanding shares or indebtedness of a corporation existing at the time such corporation becomes a Restricted Subsidiary;

     - liens created, incurred or assumed in connection with an industrial revenue bond, pollution control bond or similar financing arrangement between ArvinMeritor or any Restricted Subsidiary and any Federal, state or municipal government or other governmental body or agency;

     - extensions, renewals or replacements of the foregoing permitted liens to the extent of the original amounts thereof;

     - liens in connection with government and certain other contracts;

     - certain liens in connection with taxes or legal proceedings;

     - certain other liens not related to the borrowing of money; and

     - liens in connection with Sale and Lease-Back Transactions as described under "Limitations on Sale and Lease-Back". (Section 10.05.)

     In addition, ArvinMeritor and its Restricted Subsidiaries may have Secured Debt not otherwise permitted without equally and ratably securing the outstanding debt securities if the sum of (a) the amount of such Secured Debt plus (b) the aggregate value of Sale and Lease-Back Transactions (subject to certain exceptions) described below, does not exceed 15% of Consolidated Net Tangible Assets. (Section 10.05.)

     Limitations on Sale and Lease-Back. Sale and Lease-Back Transactions are prohibited unless (a) ArvinMeritor or its Restricted Subsidiaries would be entitled to incur Secured Debt equal to the amount realizable upon such sale or transfer secured by a mortgage on the property to be leased without equally and ratably securing the outstanding debt securities; or (b) an amount equal to the greater of net proceeds of the sale or fair value of the property sold as determined by the Board of Directors is applied within 180 days of any such transaction (i) to the retirement of Consolidated Funded Debt or indebtedness of ArvinMeritor or a Restricted Subsidiary that was Funded Debt at the time it was created or (ii) to the purchase of other Principal Property having a value at least equal to the greater of such amounts; or (c) the Sale and Lease-Back Transaction involved was an industrial revenue bond, pollution control bond or similar financing arrangement between ArvinMeritor or any Restricted Subsidiary and any Federal, state, municipal government or other governmental body or agency. (Section 10.06.)

     Certain Limitations on Merger of the Company. ArvinMeritor may consolidate with or merge into any other corporation, or convey or transfer its properties and assets substantially as an entirety to any other entity, so long as certain specified conditions are met, including (i) the corporation surviving the merger or consolidation, or which acquires the assets, is organized under the laws of the United States or any state thereof and expressly assumes ArvinMeritor's obligations under the Indenture and (ii) after giving effect to the transaction, there is no Event of Default (as defined below) or event which, after notice or lapse of time or both, would become an Event of Default. (Sections 8.01 and 8.02.) If, upon any such merger or consolidation of ArvinMeritor or any such conveyance or transfer of its properties and assets, any Principal Property of ArvinMeritor or a Restricted Subsidiary would become subject to any mortgage, security interest, pledge, lien or encumbrance not otherwise permitted under the Indenture, ArvinMeritor will, prior to such transaction, secure the outstanding debt securities, equally and ratably with any other indebtedness then entitled to be so secured, by a direct lien on such Principal Property and certain other properties. (Section 8.03.) The successor corporation formed by any such consolidation or merger, or to which any such conveyance or transfer is made, shall succeed to and be substituted for ArvinMeritor under the Indenture and thereafter ArvinMeritor shall be relieved of all obligations and covenants under the Indenture, the debt securities and any coupons. (Section 8.02.)

DEFEASANCE AND COVENANT DEFEASANCE

     Defeasance. The prospectus supplement will state whether the Indenture's defeasance provisions apply to the series of debt securities being offered. If these provisions do apply, ArvinMeritor will be discharged from its obligations in respect of the debt securities of such series if it irrevocably deposits with the Trustee, in trust, sufficient money or U.S. government securities to pay the principal of (and premium, if any) and interest, if any, and any other sums payable on such debt securities when due. ArvinMeritor must also deliver to the Trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to the same Federal income tax consequences as if such deposit, defeasance and discharge had not occurred. The opinion must be based on a ruling of the Internal Revenue Service or a change in applicable Federal income tax law that occurred after the date of the Indenture. In the event of any such deposit and discharge, the holders of such debt securities would thereafter be entitled to look only to the trust fund for payments on the debt securities. (Section 4.03.)

     Covenant Defeasance. The prospectus supplement will state whether the Indenture's covenant defeasance provisions apply to the series of debt securities being offered. If these provisions apply, (i) ArvinMeritor may omit to comply with certain covenants (including the limitations on liens and Sale and Lease-back Transactions) and (ii) such noncompliance will not be deemed to be an Event of Default under the Indenture and the debt securities, if ArvinMeritor irrevocably deposits with the Trustee, in trust, sufficient money or U.S. government securities to pay the principal of (and premium, if any), interest, if any, and any other sums payable on such debt securities when due. ArvinMeritor must also deliver to the Trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to the same Federal income tax consequences as if such deposit, defeasance and discharge had not occurred. ArvinMeritor's obligations under the Indenture and debt securities other than with respect to the covenants referred to above and the Events of Default other than the Event of Default referred to above will remain in full force and effect. (Section 10.09.)

MODIFICATION OF INDENTURE AND WAIVER OF CERTAIN COVENANTS

     The Trustee and ArvinMeritor may execute a supplemental indenture to change the Indenture or modify the rights of the holders of debt securities of any series, with the consent of the holders of at least a majority of the outstanding principal amount of the debt securities of each series affected. However, the consent of the holder of each outstanding debt security affected is required for execution of a supplemental indenture that would (i) change the maturity of principal of or interest, if any, on any debt security, reduce the amount of any principal, premium or interest payment, change the currency in which any debt security is payable or impair the right to bring suit to enforce any payment rights, or (ii) reduce the percentage of holders of debt securities of such series whose consent is required to authorize any such supplemental indenture. (Section 9.02.)

     The holders of a majority of the outstanding principal amount of the debt securities of any series may waive compliance by ArvinMeritor with certain covenants in the Indenture with respect to that series. (Section 10.08.)

     The Indenture contains provisions for determining whether the holders of the requisite percentage of outstanding principal amount of a series of debt securities have given any request, demand, authorization, direction, notice, consent or waiver or whether a quorum is present at a meeting of holders of debt securities, in cases where debt securities were issued at a discount, where the principal amount was denominated in a foreign currency, or where the principal amount is determined with reference to an index. In addition, for these purposes, debt securities owned by ArvinMeritor or its affiliates are deemed not to be outstanding. (Section 1.01.) The Indenture also contains provisions for convening meetings of the holders of a series issuable as bearer debt securities, which may be called by the Trustee and also by ArvinMeritor or the holders of at least 10% in principal amount of the outstanding debt securities of that series. (Article 13.)

DEFAULTS AND CERTAIN RIGHTS ON DEFAULT

     An Event of Default with respect to any series of debt securities means any of the following events:

     - failure to pay any interest on the debt securities of such series for 30 days after it is due;

     - failure to pay principal of (and premium, if any, on) the debt securities of such series when due, whether at maturity, upon acceleration or upon redemption;

     - failure to perform any other covenant in the Indenture for 90 days after notice;

     - certain events of bankruptcy, insolvency, receivership or reorganization relating to ArvinMeritor; or

     - any other event of default made applicable to a particular series of debt securities, which will be described in the prospectus supplement for that series.

     An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series. ArvinMeritor is required to deliver to the Trustee annually a written statement as to the fulfillment of its obligations under the Indenture.

     If an Event of Default for any series of debt securities occurs and continues, the Trustee or the holders of at least 25% of the outstanding principal amount of the debt securities of such series may declare the principal of all the debt securities of such series to be immediately due and payable. Such declaration may, under certain circumstances, be rescinded by the holders of a majority of the outstanding principal amount of the debt securities of such series. (Sections 5.01, 5.02 and 10.04.)

     Other than its duties in case of an Event of Default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request of any of the holders of debt securities, unless the holders offer to the Trustee reasonable security or indemnity. If they provide this reasonable security or indemnity, subject to certain limitations described in the Indenture, the holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The holders of a majority of the outstanding principal amount of the debt securities of any series may waive any past default with respect to debt securities of such series except a default in payment on any of the debt securities of such series or a default with respect to a covenant that cannot be modified without the consent of the holder of each debt security affected. (Sections 5.12, 5.13 and 6.03.)

GOVERNING LAW

     The Indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York. (Section 1.12.)

CONCERNING THE TRUSTEE

     The Trustee is one of a number of banks with which ArvinMeritor maintains ordinary banking relationships and credit facilities.

                               GLOBAL SECURITIES

     One or more series of the debt securities may be issued in the form of global securities that will be deposited with a depositary. This means that ArvinMeritor will not issue certificates to each holder of debt securities of that series. Instead, one or more global securities will be issued to the depositary, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased these debt securities. The participant will then keep a record of its clients who purchased these debt securities.

     Beneficial interests in global securities will be shown on, and transfers of those interests will be made only through, records maintained by the depositary and its participants. ArvinMeritor will make payments on the debt securities represented by a global security only to the depositary, as the registered holder of these debt securities. All payments to the participants are the responsibility of the depositary, and all payments to the beneficial holders of the debt securities are the responsibility of the participants.

     Certificates for the debt securities of the series in question may be issued to beneficial holders in some circumstances, including termination of the depositary arrangements by ArvinMeritor or the depositary.

     If debt securities are to be issued as global securities, the prospectus supplement will name the depositary and will describe the depository arrangements and other applicable terms.

                              PLAN OF DISTRIBUTION

     We may sell the debt securities through underwriters or dealers; through agents; directly to purchasers; or through a number of direct sales or auctions performed by utilizing the Internet or a bidding or ordering system.

BY UNDERWRITERS

     If underwriters are used in the sale, they will acquire the debt securities for their own account. The underwriters may resell the debt securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. The underwriters may sell the debt securities directly or through underwriting syndicates represented by managing underwriters. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered debt securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the debt securities if any are purchased; provided that the agreement between ArvinMeritor and the underwriter or underwriters providing for the sale of the offered debt securities may provide that under certain circumstances involving a default of underwriters less than all of the offered debt securities may be purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

     If a dealer is used in the sale, ArvinMeritor will sell the offered debt securities to the dealer as principal. The dealer may then resell such debt securities at varying prices determined at the time of resale.

BY AGENTS

     Debt securities may be sold through agents designated by ArvinMeritor.

DIRECT SALES

     Debt securities may be sold directly by ArvinMeritor. In this case, no underwriters or agents would be involved.

SALES THROUGH THE INTERNET

     ArvinMeritor may offer debt securities directly to the public, with or without the involvement of agents, underwriters or dealers, and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such debt securities. Such a system may allow bidders to participate directly, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms at which the securities are sold.

     Such a bidding or ordering system may present to each bidder, on a real-time basis, relevant information to assist you in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder's individual bids would be accepted, prorated or rejected. Typically the clearing spread will be indicated as a number of basis points above an index treasury note. Other pricing methods may also be used. Upon completion of such an auction process securities will be allocated based on prices bid, terms of bid or other factors.

     The final offering price at which debt securities would be sold and the allocation of debt securities among bidders would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of Internet auction or pricing and allocation systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of debt securities. The specific rules of such an auction would be distributed to potential bidders in an applicable prospectus supplement.

     If an offering is made using such a bidding or ordering system, you should review the auction rules, as described in the prospectus supplement, for a more detailed description of the offering procedures.

GENERAL INFORMATION

     Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act of 1933, and any discounts and commissions received by them from ArvinMeritor and any profit on the resale of such debt securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933. Any underwriters, dealers or agents will be identified and their compensation described in a prospectus supplement.

     ArvinMeritor may authorize agents and underwriters to solicit offers by certain institutions to purchase debt securities at the public offering price and on terms described in the applicable prospectus supplement.

     ArvinMeritor may agree with agents, underwriters and dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the agents, underwriters or dealers may be required to make.

     Agents, underwriters and dealers may engage in transactions with, or perform services for, ArvinMeritor or its subsidiaries in the ordinary course of business.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedule incorporated in this prospectus by reference from ArvinMeritor's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     Baker & Daniels, 300 North Meridian Street, Indianapolis, Indiana 46204, counsel for ArvinMeritor, and, if the debt securities are distributed in an underwritten offering, counsel for the underwriters named in the prospectus supplement, will each issue an opinion as to the legality of the debt securities offered by this prospectus.

                              CAUTIONARY STATEMENT

     This prospectus contains or incorporates statements relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "estimate," "should," "are likely to be" and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to those detailed herein and from time to time in the filings of ArvinMeritor with the Securities and Exchange Commission that are incorporated into this prospectus. These forward-looking statements are made only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Filing fee -- SEC...........................................  $187,500
*Rating Agencies' fees......................................   500,000
*Printing and engraving.....................................    50,000
*Fees and expenses of Company's counsel.....................    40,000
*Fees and expenses of accountants...........................    75,000
*Fees and expenses of trustee...............................    12,000
*Blue-sky expense (including legal fees)....................    12,000
*Miscellaneous..............................................    13,500
                                                              --------
          *Total............................................  $890,000
                                                              ========

---------------
* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Indiana Business Corporation Law permits indemnification of officers, directors, employees and agents against liabilities and expenses incurred in proceedings if the person acted in good faith and reasonably believed that (1) in the case of conduct in the person's official capacity with the corporation, that the person's conduct was in the corporation's best interests, and (2) in all other cases, that the person's conduct was at least not opposed to the corporation's best interests. In criminal proceedings, the person must either have reasonable cause to believe the conduct was lawful or must have had no reasonable cause to believe that the conduct was unlawful. Unless the articles of incorporation provide otherwise, indemnification is mandatory in two instances: (1) a director successfully defends himself in a proceeding to which he or she was a party because he or she is or was a director of the corporation, or (2) it is ordered by a court.

     Section 8.06 of ArvinMeritor's Restated Articles of Incorporation contains provisions authorizing, to the extent permitted under the Indiana Business Corporation Law and the ArvinMeritor By-Laws, indemnification of directors and officers, including payment in advance of expenses in defending an action and maintaining liability insurance on such directors and officers. Specifically, ArvinMeritor's By-Laws provide that the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, formal or informal, by reason of the fact that such person is or was a director, officer, employee or agent of ArvinMeritor, or is or was serving at the request of ArvinMeritor as a director, officer, employee, agent, partner, trustee or member or in another authorized capacity of or for another corporation, unincorporated association, business trust, estate, partnership, trust, joint venture, individual or other legal entity, whether or not organized or formed for profit, against expenses (including attorney's fees) and judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action. ArvinMeritor will pay, in advance of the final disposition of an action, the expenses reasonably incurred in defending such action by a person who may be entitled to indemnification. The Company's By-Laws also set forth particular procedures for submission and determination of claims for indemnification.

     ArvinMeritor's directors and officers are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended ("Securities Act").

     The Company and certain other persons may be entitled under agreements entered into with agents or underwriters to indemnification by such agents or underwriters against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the Company or such persons may be required to make in respect of such liabilities.

ITEM 16.  EXHIBITS.

 1    --  Form of Underwriting Agreement.
 4    --  Indenture, dated as of April 1, 1998, between ArvinMeritor and The Chase Manhattan Bank, as trustee, under which the
          debt securities will be issued (filed as Exhibit 4 to
          Meritor's Registration Statement on Form S-3 in Registration
          No. 333-49777 and incorporated by reference).
 4a   --  First Supplemental Indenture, dated as of July 7, 2000, to the Indenture, dated as of April 1, 1998, between
          ArvinMeritor and The Chase Manhattan Bank, as trustee (filed as Exhibit 4-b-1 to the Company's Annual Report on Form 10-K
          for the fiscal year ended September 30, 2000 and
          incorporated by reference).
 5    --  Opinion of Baker & Daniels as to the legality of the
          securities being registered.
12    --  Computation of Ratios of Earnings to Fixed Charges.
23a   --  Consent of Deloitte & Touche LLP.
23b   --  Consent of Baker & Daniels is contained in their opinion filed as Exhibit 5.
23c   --  Consent of Vernon G. Baker, II, Esq., Senior Vice President,
          General Counsel and Secretary of the Company.
23d   --  Consent of M. Lee Murrah, Esq., Assistant General Counsel of
          the Company.
24    --  Power of Attorney.
25    --  Form T-1 Statement of Eligibility under the Trust Indenture
          Act of 1939 of The Chase Manhattan Bank, Trustee under the
          Indenture.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that
     (i) and (ii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those provisions is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on the 11th day of April, 2001.

                                          ARVINMERITOR, INC.

                                          By:    /s/ VERNON G. BAKER, II
                                            ------------------------------------
                                                    Vernon G. Baker, II
                                                   Senior Vice President,
                                               General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 11th day of April, 2001.

                       SIGNATURE                                               TITLE
                       ---------                                               -----
                     LARRY D. YOST*                          Chairman of the Board and Chief Executive
                                                                              Officer
                                                             (principal executive officer) and Director

                    V. WILLIAM HUNT*                          Vice Chairman and President and Director

 JOSEPH B. ANDERSON, JR., STEVEN C. BEERING, RHONDA L.                       Directors
   BROOKS, JOSEPH P. FLANNERY, WILLIAM D. GEORGE, JR.,
   RICHARD W. HANSELMAN, CHARLES H. HARFF, VICTORIA B.
  JACKSON, JAMES E. MARLEY, JAMES E. PERRELLA, HAROLD A.
                          POLING
                 AND MARTIN D. WALKER*

                   THOMAS A. MADDEN*                         Senior Vice President and Chief Financial
                                                                              Officer
                                                                   (principal financial officer)

                    WILLIAM M. LOWE*                               Vice President and Controller
                                                                   (principal accounting officer)

              *By: /s/ VERNON G. BAKER, II
  ---------------------------------------------------
                  Vernon G. Baker, II
                  (Attorney-in-fact)**

---------------
** By authority of the powers of attorney filed as Exhibit 24 to this Registration Statement.